EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of Class A common stock, $0.0001 par value per share, of JOFF Fintech Acquisition Corp., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2022.

JOFF FINTECH HOLDINGS LP., a Delaware limited partnership

By:	/s/ Joel Leonoff
Name:	Joel Leonoff
Title:	Managing Member of Joeleo GP Services LLC, the general partner of JOFF Fintech Holdings LP.

By:	/s/ Hillel Frankel
Name:	Hillel Frankel
Title:	Managing Member of Joeleo GP Services LLC, the general partner of JOFF Fintech Holdings LP

/s/ Joel Leonoff
Joel Leonoff

/s/ Hillel Frankel
Hillel Frankel